Exhibit 99.2

News Release

AMERIS BANCORP ANNOUNCES PRICING

OF COMMON STOCK OFFERING

MOULTRIE, Ga., March 1, 2017 / PRNewswire / -- Ameris Bancorp (Nasdaq: ABCB) (the “Company”), the parent holding company of Ameris Bank (the “Bank”), announced today the pricing of an underwritten public offering of 1,750,000 shares of the Company’s common stock at a price to the public of $46.50 per share for gross proceeds of approximately $81.4 million. The net proceeds to the Company after deducting underwriting discounts and commissions are expected to be approximately $77.3 million. The Company has granted the underwriters a 30-day option to purchase up to an additional 262,500 shares of its common stock. Stephens Inc. and Keefe, Bruyette & Woods, A Stifel Company, acted as the joint book-running managers for the offering.

The Company expects to close the transaction, subject to customary conditions, on or about March 6, 2017. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering is being made pursuant to an effective shelf registration statement on Form S-3 (File No. 333-216254) filed with the U.S. Securities and Exchange Commission (“SEC”). The offering will be made only by means of a prospectus, copies of which may be obtained from Stephens Inc., 111 Center Street, Little Rock, Arkansas 72201, Attn: Syndicate, by calling toll-free at (800) 643-9691, or Keefe, Bruyette & Woods, Inc., Equity Capital Markets, 787 Seventh Avenue, 4th Floor, New York, NY 10019, by calling toll-free (800) 966-1559. These documents are available at no charge by visiting the SEC’s website at http://www.sec.gov.

About Ameris Bancorp

Ameris Bancorp is a bank holding company headquartered in Moultrie, Georgia. The Company’s banking subsidiary, Ameris Bank, had 97 locations in Georgia, Alabama, northern Florida and South Carolina at the end of the most recent quarter.

The Company’s common stock trades on the NASDAQ Global Select Market under the symbol “ABCB”.

Forward-Looking Statements

This news release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “believe”, “estimate”, “expect”, “intend”, “anticipate” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements and are referred to the Company’s periodic filings with the SEC for a summary of certain factors that may impact the Company’s results of operations and financial condition.

For more information contact:

Dennis J. Zember Jr.

Executive Vice President, CFO & COO

(229) 890-1111